Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

June 30, 2013

The balances in the sub-accounts on deposit with the trustee as of the above date were:

table

	Series 2003-1	Series 2004-1
General Sub-Account	$ 21,742,739.86	$ 12,375,317.02
Capital Sub-Account	$ 2,500,082.61	$ 3,949,918.52
Overcollateralization Sub-Account	$ 1,227,475.66	$ 2,961,713.27
Reserve Sub-Account	$ 0.00	$ 1,498,979.36

REP Deposit Account*	$ 5,651,043.09

*   REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.